                                                                  EXHIBIT 10.8

                              WEST DAISY GAS SYSTEM
                             ATOKA COUNTY, OKLAHOMA

                             GAS GATHERING AGREEMENT

         THIS AGREEMENT, made and entered into this 1st day of March, 1991, but with an effective date to be retroactive to October 1, 1990, by and between ENERGAS PIPELINE COMPANY, hereinafter referred to as "Gatherer", and ENERGAS CORPORATION, hereinafter referred to as "Producer";

                                   WITNESSETH

         WHEREAS, Gatherer proposes to construct and operate, or presently operates, a gas gathering system in Atoka County, Oklahoma, commonly referred to as the West Daisy System; and

         WHEREAS, Producer owns and holds certain valid and subsisting oil and gas leases and lands in Atoka County, Oklahoma, which leases and lands are described in Exhibit "A" attached hereto and made a part hereof; and

         WHEREAS, Producer desires to sell gas produced from the wells, leases and lands described in Exhibit "A", such gas to be gathered by Gatherer into Gatherer's System and redelivered by Gatherer to a Transporting Pipeline listed in Exhibit "A" on behalf of Producer;

         NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) paid by Gatherer to Producer receipt of which is hereby acknowledged, and of other payments and covenants hereinafter specified, the parties hereto agree as follows:

         I.       DEFINITIONS

         For all purposes of this Agreement, the following terms and expressions herein used are defined as follows:

         1.1 "Accounting Period" shall mean a calendar month commencing at 7:00 a.m. on the first day of one calendar month and ending at 7:00 a.m. the first day of the following calendar month.

         1.2 "A Cubic Foot of Gas" shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and at a standard temperature base. The standard pressure base shall be 14.65 pounds per square inch absolute and the standard temperature base shall be sixty degrees Fahrenheit.

         1.3 "Contract Year" shall mean a period of twelve (12) consecutive months beginning on the first day of the next Accounting Period following the Accounting Period in which initial delivery of gas commenced hereunder; provided, however, the period beginning with the date of initial delivery to the first day of the following Accounting Period shall, for all purposes under this Agreement, be treated as part of the first contract year.

         1.4 "Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o'clock (7:00) a.m., Central Standard Time.

         1.5 "Equivalent Quantities" shall mean quantities of gas of equal thermal content as determined by the product of their volume and heating value, provided the volume and heating value are expressed at the same conditions of pressure, temperature and water saturation.

         1.6 "Gas" shall mean natural gas, produced from both gas wells and oil wells of the quality described in Section V hereof.

         1.7 "Heating Value" shall mean the gross number of British thermal units (Btu's), determined in accordance with Section VII, which would be contained in one (1) cubic foot of gas at a temperature of sixty degrees Fahrenheit and at a pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia).

         1.8 "Mcf" shall mean one thousand (1,000) cubic feet of gas.

         1.9 "MMBtu" shall mean one million British thermal units

         1.10 "Plant Products" shall mean all hydrocarbons or mixtures thereof that Gatherer may condense or absorb from or separate out of gas that is run into and processed in a gas processing plant that may be installed on Gatherer's System including, but not by way of limitation, ethane, propane, butane, and natural gasoline.

         1.11 "Point(s) of Delivery" shall mean the points for delivery of gas hereunder by Producer to Gatherer as specifically set forth in Exhibit "A".

         1.12 "Point(s) of Redelivery" shall mean the points for Gatherer's redelivery of Producer's gas gathered hereunder which may be specifically described in Exhibit "A" hereto.

         1.13 "Purchaser" shall mean the party, which may be specifically identified on Exhibit "A", which purchases Producer's gas redelivered by Gatherer at the Point(s) of Redelivery.

         1.14 "System" shall mean that system to be constructed and operated, or which is currently existing and operated, by Gatherer for the gathering, treating, and compression of gas and, at Gatherer's option, for the extraction of plant products from gas located in Atoka County, Oklahoma, commonly referred to as the West Daisy System.

         1.15 "Transporting Pipeline" shall mean that pipeline or pipelines utilized by the Purchase to transport gas from the Point(s) of Redelivery to the point of resale by the Purchaser.

         II. POINT(S) OF DELIVERY

         2.1 The delivery of the gas covered hereunder shall be made by Producer to Gatherer at the point(s) of Delivery described in Exhibit " A".

         2.2 Custody of the gas shall pass from Producer to Gatherer at the Point(s) of Delivery. Gatherer shall be deemed to be in exclusive control of the gas delivered hereunder and responsible for any injury or damage caused thereby until said gas has been redelivered to the point(s) of Redelivery either directly to Purchaser or to the Transporting Pipeline on behalf of Producer for Purchaser's account at the Point(s) of Redelivery.

         2.3 The gas delivered hereunder shall be delivered by Producer at a pressure sufficient to enter Gatherer's System. The normal operating pressure of Gatherer's System shall not exceed the maximum delivery point pressure set forth on Exhibit "A". Such pressure, however, may increase in the event that a pipeline which interconnects with Gatherer's System increases it's operating pressure. The maximum operating pressure allowed for the System hereunder shall be increased by any increase in operating pressure, which results from an increase in pressure in an interconnecting pipeline.

         2.4 In the event any of Producer's wells cannot produce gas against the prevailing pressure of Gatherer's System as described in Section 2.3 above, Producer may, at its option, elect to install and operate the necessary compression facilities to produce and deliver the gas from Producer's wells into Gatherer's System. However, in the event Producer elects not to install the necessary compression facilities on such well or wells, Gatherer may elect, at its option, to install and operate the necessary compression facilities. If Gatherer makes such election and installs the necessary compression facilities, the Producer shall pay Gatherer the fee set forth in Section 9.1 hereof. The volume of gas considered delivered by Producer to Gatherer from such well or wells during any Accounting Period shall be the volume of gas delivered at the point(s) of Delivery less the volume of retained fuel.

         2.5 In the event Gatherer installs and operates compression facilities pursuant to Section 2.4 above, all such gas gathered hereunder which is compressed by Gatherer shall be delivered by Producer at a pressure sufficient to enter Gatherer's System. upstream of the compression facilities. The normal operating pressure of Gatherer's System upstream of the compression faciliteis shall not exceed Two Hundred Fifty pounds per square inch gauge (250)psig).

         III. POINT(S) OF REDELIVERY

         3.1 Gatherer shall redeliver the gas covered hereunder to the Purchaser at the point(s) of Redelivery. Gatherer at its option, however, may allocate redeliveries of gas gathered hereunder to the other receipt points on the Transporting Pipeline(s) as long as Producer receives the same credit for redelivery of Equivalent Quantities at the point(s) of Redelivery.

         3.2 Custody of the gas covered hereunder shall pass from Gatherer to Purchaser at the Point(s) of Redelivery.

         3.3 Gatherer shall redeliver the gas hereunder at the Point(s) of Redelivery at a pressure sufficient to enter the Purchaser's pipeline or the Transporting pipeline, such pressure not to exceed the maximum redelivery pressure reflected on Exhibit "A".

         IV.      QUANTITY

         4.1 Gatherer shall be obligated to accept each day at Point of Delivery custody to all gas which may be produced from the wells, leases or lands described in Exhibit "A" and Producer shall be obligated to deliver all of its gas, or gas which it has the right to sell, at Point of Delivery subject to the provisions of Sections 4.2 and 4.3 herein. Gatherer shall gather at Point of Delivery and redeliver to the point(s) of Redelivery Equivalent Quantities of gas as are nominated by Producer for Purchaser's account pursuant to Section 8.1 herein. Gatherer reserves the right to process, treat or extract any liquids or other components from the gas in its System before it is redelivered.

         4.2 In addition to the provisions contained elsewhere in this
Section IV, the quantity of gas Gatherer shall accept each day at Point of Delivery from Producer shall be subject to capacity being available in Gatherer's System for such quantity of gas on each day. In the event there is not sufficient capacity in Gatherer's System for all gas tendered by Producer to Gatherer during any day, Gatherer will accept from Producer that quantity of gas for which capacity exists.

         4.3 The volumes of gas tendered by Producer to Gatherer hereunder shall only be those volumes of gas, which are to be redelivered hereunder by Gatherer for Purchaser's account. Gatherer shall only be required to gather at Point of Delivery such volumes of gas as described in this Section 4.3.

         IV.      QUALITY

         5.1 The gas delivered to Gatherer at the Point(s) of Delivery specified in Section II hereunder shall be commercially free of dust, gum, gum-forming constituents, and solid or liquid matter that might become separated from the gas during transportation thereof and shall conform to the following specifications;

         (a)     Oxygen             Not more than 1% by volume

         (b)     Carbon Dioxide     Not more than 1% by volume

         (c)     Nitrogen           Not more than 3% by volume

         (d)     Hydrogen Sulfide   Not more than 1/4 grain per 100 cubic feet

         (e)     Mercaptan Sulfur   Not more feet than 1/10 grain per 100 cubic

         (f)     Total Sulfur       Not more than 5 grains per 100 cubic feet

         (g)     Free Water         None

         (h)     Heating Value      Not less than 1000 BTU's per cubic foot as
                                    determined per Section VII herein

         (i)     Temperature        Not more than 120 degrees Fahrenheit and
                                    not less than 40 degrees Fahrenheit

         5.2 Gatherer, at its option, may refuse to accept delivery of any gas not meeting the quality specifications set out in this Section V; thereafter, Producer shall have the right to conform the gas to the above specifications. If Producer does not elect to conform the gas to said specifications, then Gatherer' may accept gas tendered by Producer hereunder which does not meet the specifications and, if necessary, treat same to conform to said specifications and charge Producer the actual cost of such treating including (but not limited to) amortization of the investment, fuel, labor costs, taxes, and shrinkage. Such charges for treating shall be added by Gatherer to the proceeds due from Producer under Section IX herein. If neither Producer nor Gatherer elects to treat the gas to conform to the above specification, then Producer may terminate this Agreement regarding any such well upon sixty (60) days written notice; provided, however, such termination shall be applicable only to the producing zone(s) in which the subject well is then completed.

         VI.      MEASUREMENT

         6.1 All gas delivered hereunder shall be measured by a suitable orifice meter or meters of standard make to be furnished, installed, operated, and kept in repair by Gatherer at each Point of Delivery covered hereby. However, Producer may at its option and expense install and operate meters to check Gatherer's meter provided such check meter installation in no way interferes with the proper operation of Gatherer's meter. The computation of all gas volumes measured by such orifice meter shall be based on the latest basic orifice factors published in the American Gas Association Committee Report No.3, as amended, corrected to a base pressure of 14.65 pounds per square inch absolute (regardless of actual atmospheric pressure at which the gas is measured) and at the actual measured flowing temperature.

         6.2 At least once every three months Gatherer shall verify the accuracy of its measuring equipment. Gatherer shall give Producer notice of the time of all tests of meters reasonably in advance of the holding of such tests in order that Producer may conveniently have its representative present. If upon test any measuring equipment is found to be in error by not more than two percent (2%), previous recordings of such equipment shall be considered accurate in computing deliveries hereunder, but such equipment shall be adjusted at once to record correctly.

         6.3 If, on any test, Gatherer's measuring equipment is found to be inaccurate by an amount exceeding two percent (2%) or if at any time Gatherer's measuring equipment should be out of service or not registering, the volume of gas delivered through the period during which the measuring equipment was registering inaccurately or was out of service or not registering shall be estimated by (1) using the registration of any check meter or meters if installed and accurately registering, or (2) in the absence of such check meter or meters, by calibration, test or mathematical computation, or (3) in the absence of (1) and (2), the volume delivered during any such period when a meter is out of service or registering inaccurately shall be determined by multiplying the number of barrels of oil or condensate produced during such period, from the wells connected to the meter, by the average volume of gas delivered hereunder per barrel of oil or condensate produced during the thirty (30) day period prior to the last test of the meter reflecting accurate measurement. If the period during which Gatherer's measuring equipment has been registering is not definitely known or agreed upon, correction shall be made for the last half of the time elapsed since Gatherer's measuring equipment was previously tested. All corrections shall be made to zero error.

         6.4 If either party shall notify the other that it desires a special test on any measuring equipment, the parties shall cooperate to secure a prompt verification of the accuracy of such equipment. Cost of special tests shall be borne by the party requesting same if measuring equipment is found to be registering not more than two percent (2%) inaccurately. Said meter or meters shall be opened to inspection at all reasonable times by Producer in the presence of Gatherer. If requested, Gatherer shall send the charts to Producer for checking after which they will be returned to Gatherer within thirty days from receipt thereof.

         VII.     HEATING VALUE DETERMINATION

         7.1 Gatherer shall determine the heating value of the gas delivered hereunder from the analysis of samples of the gas taken at the point of measurement at Point of Delivery. Samples shall be analyzed by use of a gas chromatograph or some other method of general use in the gas industry. The determination shall be made quarterly, or more often if deemed necessary by Gatherer, and each month following the determination. The heating value of the gas shall be determined for a cubic foot of gas at a temperature of sixty degrees Fahrenheit and at a base pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65), saturated basis.

         VIII. BALANCING OF GAS

         8.1 On or before the fifth (5th) day prior to the beginning of each Accounting Period, Producer shall nominate to Gatherer a total number of MCF's to be delivered hereunder into Gatherer's System at each Point of Delivery for redelivery to Purchaser or to Transporting Pipeline for Purchaser's account for the Accounting Period. During such Accounting Period, Gatherer will attempt to redeliver Equivalent Quantities of gas at the point(s) of Redelivery as are nominated by Producer prior to the beginning of such Accounting Period, less any underdelivered volumes, if any. Gatherer shall not be required, under any circumstances, to gather at Point of Delivery and redeliver at the point(s) of Redelivery any volume of gas in excess of that volume of gas so nominated by Producer prior to the beginning of such Accounting Period.

         8.2 It is recognized that because of dispatching and other variables certain imbalances may occur between the volume(s) of Gas delivered hereunder by Producer and the Equivalent Quantities of Gas redelivered hereunder by Gatherer. Such imbalances shall be corrected upon mutual agreement by the parties within a reasonable period of time. If any such imbalances exist upon the termination date of this Agreement, such imbalances shall be corrected within a thirty (30) day period following such termination date.

         IX. TERM

         9.1 This Agreement shall become effective on the first of the month of the date hereof and shall continue in full force and effect for a primary term of five (5) Contract Years and from year to year thereafter. Either party shall have the right to terminate this Agreement at the expiration of the primary term or on any anniversary of said date thereafter by giving the other party sixty (60) days prior written notice.

         9.2 In the event that Producer shuts in any of the well(s) covered hereunder for any reason whatsoever, then the primary term of this Agreement and the obligations of both Gatherer and Producer as contained herein shall be extended to the beginning of the month immediately following any period of time equivalent to such period as Producer leaves such well(s) shut in.

         X. FACILITIES

         10.1 Producer agrees to furnish, install and maintain such equipment as may be necessary for the proper, safe and efficient operation and maintenance of the facilities to enable it to make deliveries of gas of the quality and pressure as provided hereunder. Such equipment shall include automatic shut-down devices, valves and fittings necessary to permit Producer to make its connections to Gatherer's facilities and to regulate the deliveries according to Gatherer's requirements. In the event Gatherer installs such facilities on Producer's behalf, Producer shall reimburse Gatherer for its cost of installing such facilities, and shall maintain and own such facilities after it has paid Gatherer such reimbursement.

         10.2 In the utilization and operation of such facilities, Producer agrees to use its best reasonable efforts to maintain the gas at sufficiently high temperatures to prevent the formation of gas hydrates in the gas lines at all existing pressures in order to provide uninterrupted delivery into Gatherer's System.

         10.3 Any naturally occurring distillates, condensates and/or liquids accumulating in the drips, lease separators and/or lines through which the gas flows to Gatherer's meters shall belong to and be owned by Producer, and all distillates, condensates and/or liquids accumulating in the drips and/or lines after the same have passed through meters at the Delivery Point(s) to Gatherer shall belong to and be owned by Gatherer.

         XI.      WARRANTY OF RIGHT TO DELIVER AND REDELIVER

         11.1 The parties hereto warrant their respective rights to deliver or redeliver the gas covered by this Agreement, and further, that the same is free and clear of all liens, claims, encumbrances and specific limitations as to use. Each party agrees as part of such warranty to indemnify, defend, and hold the other harmless from and against any and all loss, cost, expense and liability, including court costs and attorneys fees arising out of any adverse claims to such gas.

         XII. INDEMNITY

         12.1 Producer shall indemnify, defend and hold Gatherer harmless from and against all loss, cost and expense, including court costs and attorneys fees, for any claims, suits, judgments, demands, actions or liabilities growing out of the operations conducted hereunder by Producer or arising while the gas is in Producer's exclusive control and possession. Likewise, Gatherer shall indemnify, defend and hold Producer harmless from and against all loss, cost and expense, including court costs and attorneys fees, for any claims, suits, judgments, demands, actions or liabilities growing out of Gatherer's operation of its equipment, pipelines and other facilities and appurtenances thereto, or arising while the gas is in Gatherer's exclusive control and possession.

         XIII. LAWS, REGULATIONS AND FORCE MAJEURE

         13.1 This Agreement shall be subject to all valid and applicable laws, orders, rules and regulations made by duly constituted governmental authorities.

         13.2 In the event either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement (except the obligation of Producer to make payments hereunder) the obligations of such party, insofar as they are affected by such force majeure, shall be suspended during the continuance of any liability so caused, and the time of performance of an obligation herein shall be extended to the extent of any delay caused by force majeure, but for no longer period, and such cause shall so far as reasonably practical be remedied with reasonable dispatch. The term "force majeure" as employed herein shall mean acts of God, acts of the public enemy, wars, blockades, insurrections, strikes or differences with workmen, riots, disorders, epidemics, land slides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or lines or pipe, requisitions, diversions, embargoes, priorities or expropriations of government or governmental authorities, delays resulting from inability to secure materials and equipment under governmental authorizations and clearance at mill or factory prices, and likewise delays caused by scarcity of materials, supplies and equipment not occasioned by Gatherer's negligence or inability to make payment therefore, interference by civil or military authorities, legal or de facto, whether purporting to act under some constitution, decree, law or otherwise, failure of third party pipelines or other third party carriers to transport or furnish facilities for transportation, inability to obtain easements at reasonable costs, rules and regulations with regard to transportation by common carriers, failure, disruptions or breakdowns of machinery or of facilities of production, manufacture, transportation, distribution, and consumption (including but not by way of limitation, Gatherer's said System), and, without limitation by enumeration, any other cause or causes, whether of the kind enumerated or otherwise, not reasonably within the control of the party in default.

         13.3 The settlement of strikes or differences with workmen shall be entirely within the discretion of the party having the difficulty.

         XIV. MISCELLANEOUS

         14.1 This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the respective parties hereto.

         14.2 The failure of Gatherer or Producer at any time to require performance by the other party of any provision hereof shall in no way affect the right of either party to require any performance which may be due thereafter pursuant to such provision, nor shall the waiver by Gatherer or Producer of any breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision.

         14.3 This Agreement shall be governed by and interpreted under the laws of the State of Oklahoma.

         14.4 In the event the operation of Gatherer's System becomes unprofitable, as determined by Gatherer at its sole discretion, Gatherer shall have the right to permanently discontinue the operation of the System after giving Producer thirty (30) days notice in writing. After such a discontinuation of operations due to unprofitability, either party may terminate this Agreement by giving the other notification in writing of its intent to terminate.

         14.5 This Agreement shall supercede and replace all prior gathering agreements between the parties hereto.

         xv. NOTICES

         15.1 Until a party is otherwise notified in writing by the other, the address of Gatherer and Producer is and shall remain as follows respectively:

               Gatherer: Energas Pipeline
                         3750 W. Main - Suite 222
                         Norman, OK 73072

               Producer: Energas Corporation
                         3750 W. Main - Suite 224
                         Norman, OK 73072

         15.2 All notices required to be given in writing hereunder shall be given to the respective parties at such address or such other addresses as the parties respectively shall designate by written notice and such notice, required to be given in writing, shall not be deemed to have been given until actual receipt thereof by Gatherer or Producer at the address herein provided.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

ATTEST:                                  ENERGAS PIPELINE COMPANY

/s/ Debra A. Towery                      By /s/ George G. Shaw
-----------------------------               -------------------------------
                                            George G. Shaw
                                            President

ATTEST:                                  ENERGAS COMPANY

/s/ Debra A. Towery                      By /s/ George G. Shaw
-----------------------------               -------------------------------
                                            George G. Shaw
                                            President

Gas Gathering Agreement between ENERGAS PIPELINE COMPANY, as Gatherer, and ENERGAS CORPORATION, as Producer, dated March 1, 1991.

                                   EXHIBIT "A"

I.       DEDICATED WELLS

         The wells committed to the performance of this Agreement are described as follows:


                                                                                                   POINT (S)
   WELL NAME                       LEGAL DESCRIPTION                              INTEREST        OF DELIVERY
   -----------------------------  -----------------------------------------      ------------   ----------------
   Wyrick             1-26         Sec. 26   1N-14E       Atoka Co., OK             100%          Wellhead meter
   Wyrick             2-26         Sec. 26   1N-14E       Atoka Co., OK             100%          Wellhead meter
   Gamble             1-25         Sec. 25   1N-14E       Atoka Co., OK             100%          Wellhead meter
   Otto Rose          1-34         Sec. 34   1N-14E       Atoka Co., OK             100%          Wellhead meter

II.      MAXIMUM DELIVERY POINT PRESSURE

         500 Psig

III.     POINT(S) OF REDELIVERY AND MAXIMUM REDELIVERY PRESSURE

         Central Delivery Point - Associates Pine Mountain System - 500 Psig

IV.      DEDICATED LANDS AND LEASES:

         Also committed to the performance of this Agreement are Producer's interests in the oil and gas leases, whether existing or hereafter acquired, insofar as they cover or pertain to the lands described below as follows:


LESSOR/LESSEE OR LEASE NAME*       LEGAL DESCRIPTION                     RECORDING DATA*
------------------------------     ---------------------------------     ----------------
                                   Sec. 25, 26 and 34-1N-14E
                                   Atoka County, OK

* To be completed only if describing specific leases; otherwise legal description of dedicated lands only is sufficient.

                               GAS GATHERING AGREEMENT


         THIS AGREEMENT ("Agreement"), made and entered into this 1st day of July, 1992 with an effective date retroactive to October 1, 1991, is executed by and between ENERGAS PIPELINE COMPANY, INC. ("Pipeline"), an Oklahoma Corporation, and A T GAS GATHERING SYSTEMS, INC. ("A T"), an Oklahoma Corporation.

         WHEREAS, "A T", a wholly owned subsidairy of Energas Resources Inc., a British Columbia, Canada Corporation, is the owner of the gathering system pipeline situated in Sections 25, 26 and 34, T1N, R14E in Atoka County, Oklahoma and gathering the gas from the following wells: the Gamble 1-25, Wyrick 1-26, Wyrick 2-26, and the Rose 1-34, and;

         WHEREAS, "Pipeline" is the gas marketer and operator of the gathering system, gathering gas from the Gamble 1-25, Wyrick 1-26, Wyrick 2-26 and Otto Rose 1-34 and delivering the gas to the CDP (Central Delivery Point) interconnecting with the Associated Natural Gas "Pine Mountain" pipeline, and;

         NOW, THEREFORE, it is agreed as follows:

1. That "A T" will receive a consideration of $0.17 per Mcf to be paid monthly by operator within 60 days of production month, for the use of its gathering system to transport all gas produced from above described wells to the CDP of Associated Natural Gas.

2. This agreement, from the effective date, is to remain in effect for a primary term of 5 years and then to renew year to year thereafter unless changed or superseded in writing by the parties herein.


OWNER:

A T GAS GATHERING SYSTEMS, INC.

By  /s/ George G. Shaw
    ------------------------------
    President


OPERTOR:

ENERGAS PIPELINE COMPANY

By  /s/ George G. Shaw
    ------------------------------
    President